                                                                    EXHIBIT 99.1

                          (AVANIR PHARMACEUTICALS LOGO)

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
Contacts:    At Redington, Inc.:               At AVANIR Pharmaceuticals:
             Thomas Redington                  Patrice Saxon, Investor Relations
             203-222-7399                      858-622-5202
             tredington@redingtoninc.com       psaxon@avanir.com

                         AVANIR PHARMACEUTICALS REPORTS
                      THIRD QUARTER 2003 FINANCIAL RESULTS

         San Diego, August 12, 2003 - AVANIR Pharmaceuticals (AMEX: AVN) today reported a net loss for the third quarter of fiscal 2003 of $6.0 million, or $0.10 per share, compared with a net loss of $4.9 million, or $0.08 per share for the same period a year ago. Contributing to the loss was the Company's expenditures on four clinical trials, compared to one clinical trial in the same period a year ago and lower revenues.

         Research and development (R&D) expenses for the third quarter of fiscal 2003 amounted to $4.5 million, supporting three on-going clinical trials and one completed during the quarter, compared to $4.1 million for the same period a year ago. The clinical trial expenses were divided among:

         - An open-label study of Neurodex(TM) (formerly AVP-923) in the treatment of pseudobulbar affect in all neurodegenerative diseases;

         - A Phase III clinical trial of Neurodex for the treatment of pseudobulbar affect in multiple sclerosis;

         - A Phase I clinical trial of AVP-13358 for the treatment of allergy and asthma; and

         - A recently completed Phase II clinical trial of Neurodex for the treatment of diabetic neuropathic pain.

         Total operating expenses for the third quarter of fiscal 2003 were $6.4 million, compared to $5.9 million in the same period a year ago. Expenditures on R&D programs accounted for 70% of total operating expenses for the quarters ended June 30, 2003 and 2002.

         Revenues for the third quarter of fiscal 2003 were $398,000, compared to $819,000 in the same period a year ago. Revenues in the third quarter of fiscal 2003 included $298,000 in revenues that the Company recognized from the sale of Abreva(R) royalty rights to Drug Royalty USA and $95,000 from government research grants. In December 2002, AVANIR sold rights to a portion of Abreva royalties to Drug Royalty USA and received $20.5 million at the closing and an additional $3.6 million in April 2003. AVANIR is recognizing the payments as revenue over the term of the agreement with Drug Royalty USA, or until April 2014. Abreva royalties paid to Drug Royalty USA for the quarter ended June 30,

2003 were about the same as the royalties paid to AVANIR for the same period a year ago. Revenues in the third quarter of fiscal 2002 included $764,000 in royalties on Abreva product sales.

         As of June 30, 2003, AVANIR had cash, cash equivalents, investments in securities and restricted investments totaling $15.1 million, compared to $13.2 million as of September 30, 2002. In addition, on July 23, 2003, the Company completed a $10 million private placement of Class A common stock to accredited investors. The transaction generated net cash proceeds of approximately $9.4 million, resulting in cash, cash equivalents and investments totaling approximately $24 million.

FISCAL YEAR-TO-DATE RESULTS

         The net loss attributable to common shareholders for the first nine months of fiscal 2003 was $16.3 million, compared to $5.9 million for the same period a year ago. The net loss per share was $0.28 for the first nine months of fiscal 2003, compared to $0.10 for the same period a year ago.

         Total R&D expenses amounted to $13.0 million for the first nine months of fiscal 2003, compared to $9.6 million for the same period a year ago. A breakdown of major R&D spending for the first nine months of the current fiscal year included Neurodex clinical development (36%) and allergy/asthma clinical development (27%). The balance of R&D spending was primarily for drug discovery and pre-clinical research in inflammation, cholesterol reduction, cancer, and antibody generation.

         Total operating expenses for the first nine months of fiscal 2003 amounted to $18.2 million, compared to $14.1 million for the same period of fiscal 2002. The 29% increase in operating expenses was primarily due to a $3.4 million or 35% increase in spending on R&D programs, including increases associated with the open-label study and the Phase III clinical trial of Neurodex for the treatment of PBA, the Phase II clinical trial of Neurodex for the treatment of diabetic neuropathic pain, and initiation of Phase I clinical trials of our lead compound for the treatment of allergy and asthma. Expenditures on R&D programs accounted for 71% and 68% of total operating expenses for the first nine months of fiscal 2003 and 2002, respectively.

         Revenues for the first nine months of fiscal 2003 amounted to $1.8 million, compared to $7.7 million for the same period a year ago. Revenues for the first nine months of fiscal 2003 included $1.4 million in revenues that the Company recognized from the sale of Abreva royalty rights to Drug Royalty USA and $394,000 from government research grants. Revenues for the first nine months of fiscal 2002 included a $5.0 million milestone from GlaxoSmithKline, Avanir's marketing partner for Abreva, when Abreva reached the one-year anniversary of product launch and $2.5 million in royalties on Abreva product sales. Abreva royalties based on product sales for the nine months ended June 30, 2003 were approximately 14% higher than the royalties paid to AVANIR for the same period a year ago.

ABOUT THE COMPANY

         AVANIR Pharmaceuticals is a drug discovery and development company focused on the development of treatments for central nervous system disorders and inflammatory diseases. The Company's first commercialized FDA-approved product, Abreva(R), is marketed in North America by GlaxoSmithKline and is the leading over-the-counter product for the treatment of cold sores. The Company's lead product candidate, Neurodex, is in Phase III clinical development for pseudobulbar affect and in Phase II clinical development for neuropathic pain. An internally developed small molecule, AVP 13358, is in a Phase I clinical trial for the treatment of allergy and asthma. Using its proprietary Xenerex(TM) technology, AVANIR also develops human monoclonal antibodies for infectious diseases and other therapeutic applications. Further information about AVANIR can be found at www.avanir.com.

CONFERENCE CALL AND WEBCAST

         Management will host a conference call with a simultaneous webcast today, August 12, 2003 at 1:30 p.m. Pacific/ 4:30 p.m. Eastern Daylight Time. The webcast will be broadcast live via the Internet by accessing AVANIR's web site at www.avanir.com or CCBN's www.companyboardroom.com. Please go to either web site at least ten minutes early to register, download and install any necessary audio software. Replays of the webcast will be available for 90 days, or a phone replay will be available through August 25, 2003, by dialing 888-266-2081 and entering the passcode 231791.


Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like "estimate," "anticipate," "believe," "intend," "plan," or "expect" or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with royalties earned on product sales of docosanol, and results of clinical trials or product development efforts, as well as risks shown in AVANIR's most recent annual report on Form 10-K and quarterly report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from AVANIR upon request. Such publicly available information sets forth many risks and uncertainties related to AVANIR's business and technology. The company disclaims any intent or obligation to update these forward-looking statements.

                              - tables to follow -
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                             AVANIR PHARMACEUTICALS
             SUMMARY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                       THREE MONTHS ENDED JUNE 30,         NINE MONTHS ENDED JUNE 30,
                                       ---------------------------         --------------------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:                         2003              2002              2003              2002
--------------------------------     ------------      ------------      ------------      ------------
Revenues                             $    398,222      $    819,340      $  1,838,971      $  7,687,933
                                     ------------      ------------      ------------      ------------
Operating expenses:
   Research and development             4,523,860         4,119,526        12,995,762         9,631,293
   General and administrative           1,185,881         1,343,075         3,477,765         3,376,114
   Sales and marketing                    727,465           392,881         1,758,933         1,073,678
   Cost of product sales                       --             4,731             3,102             4,731
                                     ------------      ------------      ------------      ------------
        Total operating expenses        6,437,206         5,860,213        18,235,562        14,085,816
                                     ------------      ------------      ------------      ------------
Loss from operations                   (6,038,984)       (5,040,873)      (16,396,591)       (6,397,883)
   Interest income                         49,375           150,833           202,525           519,659
   Other income                             8,060             8,649            19,919            95,597
   Interest expense                       (11,113)          (13,874)          (34,448)          (46,717)
                                     ------------      ------------      ------------      ------------
Net loss before income tax           $ (5,992,662)     $ (4,895,265)     $(16,208,595)     $ (5,829,344)
   Provision for income taxes             (36,766)               --           (36,766)               --
                                     ------------      ------------      ------------      ------------
Net loss                             $ (6,029,428)     $ (4,895,265)     $(16,245,361)     $ (5,829,344)
                                     ============      ============      ============      ============
Net loss attributable to common
   shareholders                      $ (6,035,755)     $ (4,906,074)     $(16,273,306)     $ (5,861,771)
                                     ============      ============      ============      ============
Net loss per share:
     Basic and diluted               $      (0.10)     $      (0.08)     $      (0.28)     $      (0.10)
                                     ============      ============      ============      ============
Weighted average number of
   common shares outstanding:          58,741,635        58,275,445        58,463,328        58,180,998
                                     ============      ============      ============      ============

CONSOLIDATED BALANCE SHEET DATA:                                    JUNE 30, 2003  SEPTEMBER 30, 2002
--------------------------------                                    -------------  ------------------
Cash and cash equivalents                                           $ 12,291,647      $ 8,630,547
Short and long-term investments in securities                          1,908,649        3,681,863
Restricted investments                                                   856,597          856,597
                                                                    ------------      -----------
    Total cash, cash equivalents and investments in securities      $ 15,056,893      $13,169,007
Net working capital                                                 $  8,589,114      $ 5,918,083
Total assets                                                        $ 26,299,846      $20,332,929
Deferred revenue                                                    $ 23,144,977      $   233,333
Total liabilities                                                   $ 27,662,016      $ 5,752,259
Redeemable convertible preferred stock                                        --      $   521,189
Shareholders' equity                                                $ (1,362,170)     $14,059,481